Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni, Nathan Ellingson
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY RAISES FIRST QUARTER 2004 GUIDANCE

- Anticipates Revenue of Approximately $18.0 Million -

- Acquires Surreal Software Inc., Developer of The Suffering -

Chicago, Illinois, April 6, 2004 — Midway Games Inc. (NYSE:MWY) announced today that it expects its operating results for the three months ended March 31, 2004 to be ahead of the financial guidance provided by the Company on February 25, 2004.  For the quarter ended March 31, 2004, Midway expects revenues of approximately $18.0 million, or 50% more than the Company’s previously issued revenue guidance of $12.0 million.  Midway also projects a net loss for the quarter smaller than the Company’s previously issued guidance of $19.0 million but not proportionate to the increase in the revenue guidance for the quarter.  Midway attributed the improved financial outlook primarily to strong initial sales of the Company’s recently released action-horror game The Suffering.  Midway released The Suffering for PlayStation 2 and Xbox on March 8, 2004.

Midway also announced today that it has acquired privately-held Surreal Software Inc., developer of The Suffering, in an all-stock transaction for 540,317 Midway common shares.

Midway President and Chief Executive Officer David F. Zucker commented, “The positive market reception to The Suffering illustrates our ability to successfully develop and release entirely new properties that resonate strongly with the growing audience of sophisticated, mature gamers.  The acquisition of Surreal Software Inc., the visionary developer behind The Suffering, strengthens our internal product development team and reinforces our ability to create high quality games.”

Surreal Software Inc. is a leading videogame developer that has garnered broad industry acknowledgement for creating high quality, cutting-edge games.  First receiving critical acclaim with the 1999 release of Drakan: Order of the Flame, Surreal continued its success with Drakan: The Ancients’ Gates in early 2002.  Having grown to two development teams, Surreal developed The Lord of the Rings – The Fellowship of the Ring in late 2002.  Surreal most recently developed The Suffering, an original concept action-horror game set in a secluded island prison, for Midway.  Surreal is based in Seattle, Washington.

-more-

In addition to shares issued for the acquisition of Surreal Software, a total of 137,199 restricted shares of Midway common stock were issued to key Surreal employees as retention incentives.  The restrictions on the stock will lapse in stages over a period of three years, provided the employee remains employed by the Company.  The Surreal employees who received restricted shares were: Richard Rouse, Todd Clineschmidt, Andre Maguire, Tom Vykruta, Jason Merck, Beau Folsom, Brigitte Samson, Scott Cummings, Andrew Poon, Boyd Post, Joe Olson, Eric Snyder and Garret Smith.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software.  Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1.  Business - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

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